Exhibit 10.16

MANAGEMENT AGREEMENT

          This MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of ______________________, 2010 (the “Execution Date”), by and between GREEKTOWN SUPERHOLDINGS, INC., a Delaware corporation (the “Owner”) and WG-MICHIGAN, LLC, a Nevada limited liability company (“Manager”). The Owner and the Manager are sometimes referred to singly herein as a “Party” and collectively herein as the “Parties”.

Recitals

          A. Greektown Casino L.L.C., a Michigan limited liability company (“Casino LLC”) owns the Greektown Casino-Hotel, a mixed-use hotel and casino with dining, retail and entertainment located at 555 E. Lafayette Blvd., Detroit, MI 48226 (the “Facility”). Owner indirectly owns one-hundred percent (100%) of, and controls the management of, Casino LLC.

          B. The Facility is one of the three commercial casinos authorized under the Michigan Gaming Control and Revenue Act of 1997, MCL 432.201 et. seq. (as such act may be amended and in effect from time to time, the “Gaming Act”), and as such, is subject to licensure and regulation by the Michigan Gaming Control Board (such agency, together with any successor agency thereto, the “MGCB.”)

          C. The Owner wishes to grant the Manager the exclusive right and obligation to manage and operate the Facility, and the Manager desires to perform these functions, all in accordance with the terms and provisions of this Agreement.

Agreement

          In consideration of the foregoing premises and the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1

Definitions; Construction

          1.1 Definitions. As they are used in this Agreement, the terms listed below shall have the meaning assigned to them as follows:

          “Affiliate” means, with respect to any Person, each Person that directly or indirectly, controls or is controlled by or is under common control with such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding the foregoing, no Person controlling or controlled by any indirect beneficial owner of equity interests in the Owner shall be considered an Affiliate of the Owner.

          “Agreement” has the meaning set forth for such term in the first paragraph hereof.

          “Bank Accounts” means those accounts described in Section 3.9.1.

          “Base EBITDA” means EBITDA of the Facility for the period of twelve (12) consecutive complete calendar months immediately preceding the Term Commencement Date; provided that the Base EBITDA (including any quarterly periods within such twelve (12) month period necessary for calculations hereunder) shall be adjusted to give effect to the tax rollback of the Casino Wagering Tax recently awarded to Casino LLC as if it occurred on the first day of such twelve (12) month period.

          “Base Management Fee” has the meaning set forth for such term in Section 5.1.1.

          “Business Activity” has the meaning set forth for such term in Section 2.6.

          “Business Day” means a day that commercial banks in Detroit, Michigan are open for business to the general public for full banking hours.

          “Capital Budget” has the meaning set forth for such term in Section 3.6.

          “Capital Replacement(s)” means any alteration or rebuilding or renovation of the Facility, and any replacement of Furnishings and Equipment, the cost of which is capitalized and depreciated, rather than being expensed, applying GAAP.

          “Casino LLC” has the meaning set forth for such term in Recital A.

          “Casino Wagering Tax” means the tax enacted pursuant to MCL 432.212, payable to the State and the City of Detroit and imposed upon casinos’ net win, as such tax is in effect from time to time.

          “Chief Operating Officer” means the person employed by the Manager to direct the day-to-day operations of the Facility.

          “Confidential Information” has the meaning set forth for such term in Section 6.5.1.

          “Control Agreements” means all documents governing Facility Indebtedness and any other development agreement with local governmental authorities, any ground leases, space leases, license agreements, licenses (including any license or trademark agreements governing the use of the intellectual property of others at the Facility), equipment leases, service contracts, maintenance agreements, construction contracts, utility contracts, insurance policies, any covenants, restrictions, easements and similar instruments affecting the Facility or any part thereof, and any other material agreements with other third parties or governmental entities affecting the Facility or any part thereof.

          “Department” means those general divisional categories shown in the Operating Budget and Annual Plan (e.g. food department), but shall not mean or refer to the subcategories (e.g. uniforms) appearing in each such divisional category.

          “Depository Account” means a bank account described in Section 3.9.2.

          “Depreciation, Depletion and Amortization Expense” means, for any period, the total amount of depreciation, depletion and amortization expense (exclusive of the amortization of the principal amount of any indebtedness) and other similar non-cash operating charges for such period.

          “Disbursement Account” means the bank account described in Section 3.9.3.

          “Discloser” has the meaning set forth for such term in Section 6.5.1.

          “EBITDA” means, with respect to any period, Net Income plus the sum of (i) the aggregate amount of Interest Expense for such period, (ii) the aggregate amount of income taxes for such period, (iii) the Incentive Management Fee, (iv) Depreciation, Depletion and Amortization Expense for such period, (v) all amounts (to the extent not already included in (iv) above) attributable to other (a) non-cash operating charges and (b) non-cash non-operating charges for such period, and (vi) all extraordinary charges for such period (including, without limitation, restructuring charges) minus, without duplication, all extraordinary gains for such period, all calculated in accordance with GAAP.

          “Elective Termination Fee” means, as of the date such payment is made to Manager, an amount equal to the Management Fee accruing to Manager for the twelve complete calendar months immediately preceding such time (the “ETF Reference Period”); provided, however, that if, as of the time such payment is made, there are less than twelve (12) calendar months remaining during the Term: (i) then such amount will be pro-rated by a factor, the numerator of which is the number of calendar days remaining during the Term, and the denominator of which is three-hundred-sixty (360), and (ii) the amount of any Transition Per Diem paid pursuant to Article 8 shall be credited against the Elective Termination Fee, except with respect to any transition services performed by Manager from and after the date that the Term would have expired without early termination thereof. To the extent any portion of the ETF Reference Period has not been covered by a Reconciliation Amount, then, with respect to such portion of the ETF Reference Period, the part of the Elective Termination Fee based on the Incentive Management Fee will be based on the Estimated Quarterly Incentive Management Fees during such portion of the ETF Reference Period, and shall be subject to subsequent reconciliation in the manner provided for in Section 5.1.1.3.

          “Emergency Condition” has the meaning set forth for such term in Section 3.7.

          “Estimated Quarterly Incentive Management Fee” means:

          (i) with respect to the first Term Quarter of each Term Year, an amount equal to (i) two-tenths (0.2) multiplied by (ii) the amount equal to (a) EBITDA for such period, minus (b) (1) ninety-five hundredths (0.95) multiplied by (2) Trailing Period EBITDA for such period; provided, however, that if the foregoing calculation yields a value of zero or less, then the Estimated Quarterly Incentive Management Fee for such Term Quarter will be zero (0);

          (ii) with respect to second Term Quarter of each Term Year, an amount equal to the excess of (x) (i) two-tenths (0.2) multiplied by (ii) the amount equal to (a) EBITDA for the first six months of such Term Year, minus (b) (1) ninety-five hundredths (0.95) multiplied by (2) Trailing Period EBITDA for such period over (y) any amount paid with respect to such Term Year pursuant to clause (i) above; provided, however, that if the foregoing calculation yields a value of zero or less, then the Estimated Quarterly Incentive Management Fee for such Term Quarter will be zero (0);

          (iii) with respect to third Term Quarter of each Term Year, an amount equal to the excess of (x) (i) two-tenths (0.2) multiplied by (ii) the amount equal to (a) EBITDA for the first nine months of such Term Year, minus (b) (1) ninety-five hundredths (0.95) multiplied by (2) Trailing Period EBITDA for such period over (y) any amount paid with respect to such Term Year pursuant to clauses (i) and (ii) above; provided, however, that if the foregoing calculation yields a value of zero or less, then the Estimated Quarterly Incentive Management Fee for such Term Quarter will be zero (0); and

          (iv) with respect to the fourth Term Quarter of each Term Year, an amount equal to the excess of (x) (i) two-tenths (0.2) multiplied by (ii) the amount equal to (a) EBITDA for such Term Year, minus (b) (1) ninety-five hundredths (0.95) multiplied by (2) the aggregate Trailing Period EBITDA for such period over (y) the aggregate amount paid with respect to such Term Year pursuant to clauses (i) to (iii) above; provided, however, that if the foregoing calculation yields a value of zero or less, then the Estimated Quarterly Incentive Management Fee for such Term Quarter will be zero (0).

          “Execution Date” has the meaning set forth for such term in the first paragraph of this Agreement.

          “Exempt Personnel” means the personnel described on Schedule B hereto, which personnel are not Facility Employees and therefore not subject to provisions of this Agreement applicable to Facility Employees.

          “Facility” has the meaning set forth for such term in Recital A.

          “Facility Employee” means any employee who is assigned to work at the Facility except for Exempt Personnel.

          “Facility Employee Policies” has the meaning set forth for such term in Section 3.4.2.

          “Facility Indebtedness” means indebtedness of the Owner under (i) the Series A 13% Senior Secured Notes due 2015, (ii) the Series B 13% Senior Secured Notes due 2015, (iii) the Credit Agreement, dated as of June __, 2010, by and between the Owner and Comerica Bank, and (iv) any indebtedness for borrowed money incurred by the Owner or its subsidiaries after the date of this Agreement.

          “Fiscal Year” means a fiscal year of the Owner, which, as of the Execution Date, coincides with a calendar year.

          “Furnishings and Equipment” means all furniture, furnishings and equipment required for the operation of the Facility in accordance with the standards set forth in this Agreement, including, without limitation:

(i)	cashier, money sorting and money counting equipment, surveillance and communication equipment, and security equipment;

(ii)	Gaming Equipment;

(iii)	office furnishings and equipment;

(iv)

specialized equipment necessary for the operation of any portion of the Facility for accessory purposes, including equipment for kitchens, laundries, dry cleaning, cocktail lounges, restaurants, public rooms, commercial and parking spaces, and recreational facilities;

(v)	all other furnishings, equipment, and other personal property used in the operation of the Facility; and

(vi)

all other furnishings and equipment hereafter located and installed in or about the Facility which are used in the operation of the Facility in accordance with the standards set forth in this Agreement.

          “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, in each case which are in effect from time to time.

          “Gaming” has the meaning set forth for such term in the Gaming Act.

          “Gaming Act” has the meaning set forth for such term in Recital B.

          “Gaming Equipment” means equipment permitted under the Gaming Act for Gaming, including without limitation slot machines, video games of chance, table games, and keno equipment.

          “Gaming Operations” means any and all Gaming operated by Manager in accordance with the terms of this Agreement within the Facility.

          “Governmental Authority” means, as to any Person, any federal, state, local, or other governmental, regulatory or administrative agency, court, commission, department, board, or other governmental subdivision, legislature, rulemaking board, tribunal, or other governmental authority having jurisdiction over such Person or its property or operations.

          “House Bank” means the amount of cash, chips, and tokens that Manager from time to time determines necessary to have at the Facility’s casino daily to meet its cash needs.

          “Improvements” means the buildings, improvements, and fixtures, now or hereafter in which the Facility is located.

          “Incentive Management Fee” means, with respect to each Term Year, an amount equal to (i) two-tenths (0.2) multiplied by (ii) the amount equal to (a) EBITDA for such Term Year, minus (b) Target EBITDA for such Term Year; provided, however, that if the foregoing calculation yields a value of zero or less, then the Incentive Management Fee for the applicable Term Year will be zero (0). For the avoidance of doubt, in no event will any amounts be owing or deemed owing from Manager to Owner with respect to the Incentive Management Fee (other than a Reconciliation Amount or a reconciliation as described in Section 5.3).

          “Insider” means (i) with respect to any natural person referred to, (a) a relative of such referenced natural person, or (b) an entity with respect to which such referenced natural person is a director or officer or person in control, or owns more than five percent (5%) of the issued and outstanding equity and (ii) with respect to any entity referred to, (a) any director or officer or person in control of such referenced entity, (b) any entity in which such referenced entity is an owner of more than five percent (5%) of the issued and outstanding equity, and (c) any relative of natural persons described in this clause (ii).

          “Interest Expense” means, for any period, without duplication, the total consolidated interest expense including (i) interest expense attributable to capital leases, (ii) amortization of indebtedness discount and indebtedness issuance costs (including any original issue discount attributable to any issuance of equity securities and indebtedness securities, (iii) capitalized interest, (iv) non-cash interest payments, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (vi) net cash costs under interest rate protection agreements (including amortization of fees), and (viii) interest actually paid under any guarantee of indebtedness or other obligations of any other person.

          “Internal Control System” has the meaning set forth for such term in Section 3.8.

          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

          “Legal Requirements” means any and all present and future judicial and administrative rulings or decisions, and any and all present and future federal, state, and local laws, ordinances, rules, regulations, permits, licenses and certificates applicable to the Owner, Casino LLC, the Manager, or the Facility, including without limitation, the Gaming Act and the MGCB Rules.

          “Management Fee” means Base Management Fee and the Incentive Management Fee.

          “Manager” has the meaning set forth for such term in the first paragraph of this Agreement.

          “Manager Indemnitee Parties” has the meaning set forth for such term in Section 12.1.

          “Manager’s Representative” means the individual designated in writing by the Manager to the Owner from time to time as the “Manager’s Representative” for purposes of this Agreement. As of the Execution Date, the Manager’s Representative is Warner.

          “Marks” means the name “Greektown Casino-Hotel,” as well as all service marks, trademarks, copyrights, trade names, patents or other similar rights or registrations used in connection with the identity and branding of the Facility.

          “Manager IP” has the meaning set forth for such term in Section 6.4.

          “MGCB” has the meaning set forth for such term in Recital B.

          “MGCB Rules” means the Michigan Gaming Control Board Administrative Rules, as such rules may be amended and in effect from time to time.

          “Minimum Balance” means the amount described as such in Section 3.9.1.

          “Net Income” has the meaning ascribed to such term in accordance with GAAP.

          “Operating Budget and Annual Plan” means the operating budget and plan for the Facility described in Section 3.5.

          “Operating Expenses” means all expenses of the operation of the Facility pursuant to GAAP.

          “Owner Indemnitee Parties” has the meaning set forth for such term in Section 12.2.

          “Owner’s Representative” means the individual designated in writing by the Owner to the Manager from time to time as the “Owner’s Representative” for purposes of this Agreement.

          “Party” or “Parties” has the meaning set forth for such term in the first paragraph of this Agreement.

          “Person” or “Persons” means any natural person, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, or Governmental Authority.

          “Player Lists” means and includes any documents or records, electronic or otherwise, concerning the players or customers of the Facility (whether such customers are gaming customers or otherwise), which documents and records and information (and all copies thereof), shall be and remain, at all times, the sole property of the Owner. Without limitation of the foregoing, “Player Lists” includes any player lists developed as part of a player’s club, similar promotional or incentive program, tracking system or otherwise and any documents or records concerning players or customers maintained solely for security purposes, created by or upon the request of the Manager, any Affiliate of the Manager, the Owner, or any Affiliate of the Owner.

          “Promotional Allowances” means the retail value of complimentary food, beverages, merchandise, and tokens for gaming, provided to patrons as promotional items.

          “Recipient” has the meaning set forth for such term in Section 6.5.1.

          “Reconciliation Amount” means, with respect to any Term Year, an amount equal to (a) the Incentive Management Fee for such Term Year, minus (b) the total of all Estimated Quarterly Incentive Management Fees received by the Manager with respect to such Term Year. For the avoidance of doubt, the Parties acknowledge and agree that the Reconciliation Amount may be a positive value or a negative value.

          “Representatives” has the meaning set forth for such term in Section 6.5.2.

          “Restricted Area” has the meaning set forth for such term in Section 2.6.

          “State” shall mean the state of Michigan.

          “Suspension of Operations” means a period during which the conduct of Gaming Operations at the Facility or a material portion thereof has been rendered illegal, impossible or impracticable by virtue of condemnation or casualty, a change in Legal Requirements, or other circumstances beyond the reasonable control of the Parties.

          “Target EBITDA” means (i) with respect to the first Term Year, an amount equal to (a) ninety-five hundredths (0.95) multiplied by (b) Base EBITDA; and (ii) with respect to each other Term Year, an amount equal to (a) ninety-five hundredths (0.95) multiplied by (b) EBITDA of the Facility for the immediately preceding Term Year.

          “Term” has the meaning set forth in Section 2.2.

          “Term Commencement Date” means the first day on which both of the following conditions are satisfied:

          (i) all approvals required by law or regulation of the MGCB with respect to the Manager’s performance of its duties under this Agreement have been obtained; and

          (ii) none of the events described in Sections 7.3.2, 7.3.3, 7.3.4 or 7.3.7 shall have occurred since the date of this Agreement.

          “Term Quarter” means any of the following-described portions of each Term Year: (i) the first, second and third calendar months of such Term Year, (ii) the fourth, fifth and sixth calendar months of such Term Year, (iii) the seventh, eighth and ninth calendar months of such Term Year, and (iv) the tenth, eleventh and twelfth calendar months of such Term Year.

          “Term Year” means a period of twelve (12) complete consecutive calendar months during the Term, more particularly described as follows: (i) the first Term Year will be the period comprised of the first (1st) through twelfth (12th) complete consecutive calendar months during the Term, (ii) the second Term Year will be the period comprised of the thirteenth (13th) through twenty-fourth (24th ) complete consecutive calendar months during the Term, and (iii) the third Term Year will be the period comprised of the twenty-fifth (25th) through thirty-sixth (36th) complete consecutive calendar months during the Term.

          ”Trailing Period EBITDA” means, with respect to any Period, EBITDA for the same period of the immediately preceding calendar year; provided, that with respect to any period during the twelve (12) consecutive complete calendar months immediately preceding the Term Commencement Date, Trailing Period EBITDA shall be adjusted to give effect to the tax rollback of the Casino Wagering Tax recently awarded to Casino LLC, as though such tax rollback had been in effect during the corresponding period of the immediately preceding calendar year.

          ”Transition Per Diem” means a fee payable to the Manager as compensation for performing transition services pursuant to Article 8, which amount will be equal to: (i) in the event of a termination of this Agreement pursuant to Section 7.3.1, Section 7.3.2 or Section 7.3.3, $5,000 per day; and (ii) in the event of a termination of this Agreement other than pursuant to Section 7.3.1, Section 7.3.2 or Section 7.3.3, (a) an amount equal to the Management Fee accruing to Manager for the twelve complete calendar months immediately preceding termination of the Agreement, divided by (b) three-hundred and sixty (360); provided, however, that if, as of the termination of the Agreement, fewer than twelve (12) months have expired during the Term, then the amount referred to in the preceding clause (a) will be calculated by multiplying (1) the average monthly Management Fee accruing to the Manager for all completed calendar months prior to such termination by (2) twelve (12).

          ”Warner” means William W. Warner, the manager of the Manager.

          1.2 Captions; Section References. The captions for each Section and Subsection are intended for convenience only. Unless expressly indicated otherwise, references in this Agreement to “Sections” and “Articles” are references to sections of and articles of this Agreement.

          1.3 Other Rules of Construction. Except as otherwise expressly provided herein:

1.3.1 defined terms have the meanings assigned to them in this Agreement and include the plural as well as the singular;

1.3.2 pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

          1.3.3 the words “herein,” “hereof,” “herewith,” “hereunder,” and “hereto,” and other words of similar import, refer to this Agreement as a whole and not to any particular Section or other subdivision hereof; and

          1.3.4 the words “include,” “including” and other words of similar import mean “include, without limitation” or “including, without limitation,” regardless of whether any reference to “without limitation” or words of similar import is made.

Article 2

Engagement; Terms; Other Agreements

          2.1 Engagement of Manager. The Owner hereby retains and engages Manager as the exclusive manager of the Facility (as it may be expanded, improved or modified over the course of the Term) pursuant to the terms and conditions of this Agreement, and Manager hereby accepts such retention and engagement.

          2.2 Term. The term of this Agreement shall begin on the Term Commencement Date and continue until the last day of the thirty-sixth (36th) complete calendar month following the Term Commencement Date, unless this Agreement is otherwise terminated prior to such time pursuant to the terms hereof (the “Term”).

          2.3 Status of Business; Exclusive Rights. The Owner covenants that, during the Term: (a) the Manager shall have complete peaceable access to and presence in the Facility in accordance with the terms of this Agreement, free from molestation, eviction and disturbance by the Owner or by any other person or entity; provided, however, that such right of access to and presence in the Facility shall cease upon the termination of this Agreement for any reason, except to the extent necessary for Manager to perform its obligations pursuant to Article 8, and (b) the Owner will consult with the Manager with respect to any material expansion, improvement to or modification of the Facility. The Parties acknowledge and agree that the Term will not commence unless and until the approvals provided for in the definition of “Term Commencement Date” have been obtained. Notwithstanding the foregoing, however, the Parties agree that, from and after the Execution Date: (a) at the expense of the Owner, each Party will take all such actions reasonably required of such Party with respect to obtaining of the approvals required for the Term Commencement Date to occur, and will provide reasonable cooperation to one another with respect to such actions, and (b) neither Party will take or permit any action or occurrence inconsistent with the right and obligation of Manager to manage the Facility during the Term in accordance with this Agreement.

          2.4 Compliance with Law; Licenses. Each Party covenants that it will at all times comply with all Legal Requirements (including, for the avoidance of doubt, the terms of all licenses granted to such Party by the MGCB) in connection with the performance of its duties under this Agreement. The Manager shall comply with, and shall exert commercially reasonable efforts to oversee the compliance by Facility Employees with, the terms of the licenses granted by the MGCB to the Manager and such Facility Employees, as applicable.

          2.5 Compliance with the Environmental Laws. The Owner will comply with applicable environmental Legal Requirements, with the assistance of Manager as reasonably requested by the Owner.

          2.6 Non-hiring of Employees. The Owner and the Manager each covenant and agree that, during the Term and for a period of one year after the expiration of or any termination of this Agreement, neither it nor its Affiliates will directly or indirectly employ, cause to be employed, solicit or recruit for engagement or employment, or encourage to leave employment with the other Party, any employee of the other Party or any of their Affiliates; provided that the foregoing shall not be deemed to prohibit general advertisement or solicitations that are not directed to such employees. The Owner and the Manager acknowledge and agree that the obligations set forth in this Section 2.6 are a direct inducement for each Party to enter into this Agreement.

          2.7 Non-competition. The Manager covenants and agrees that, during the Term and for a period of one year thereafter, neither it nor its Affiliates will conduct any Business Activity (as defined below) within the Restricted Area (as defined below). “Business Activity” means: (i) the provision of any consulting service to any gaming or hospitality enterprise, business or venture, including but not limited to any hotel, casino, racetrack, off-track betting parlor or similar enterprise; (ii) the ownership, operation or management of any gaming or hospitality enterprise, business or venture, including, but not limited to, any hotel, casino, racetrack, off-track betting parlor or similar enterprise; (iii) entering into a partnership, joint venture, or similar arrangement, the purpose of which is the ownership, operation or management of any gaming or hospitality enterprise, business or venture, including, but not limited to, any hotel, casino, racetrack, off-track betting parlor or similar enterprise; or (iv) the acquisition of an ownership interest in any entity that operates any gaming or hospitality enterprise, business or venture, including, but not limited to, any hotel, casino, racetrack, off-track betting parlor or similar enterprise, or which provides management or consulting services to the same. “Restricted Area” means the area that is within a 200-mile radius around the Facility. For the avoidance of doubt, nothing in this Section 2.7 (nor any other term or provision of this Agreement) will prevent or prohibit, or be deemed to prevent or prohibit, the Manager or any Affiliate thereof from engaging in any business activity whatsoever outside of the Restricted Area.

          2.8 Enforceability. The Owner, on the on hand, and Warner, on the other hand, acknowledges and agrees that the obligations set forth in Section 2.6 and Section 2.7 hereof are a direct inducement for the other to enter into this Agreement. Further, the Manager acknowledges that the Owner has a current and future expectation of business within the Restricted Area. Each of the Owner and the Manager acknowledges that the term, geographic area, and scope of the covenants set forth in Section 2.6 and Section 2.7 are reasonable, and agrees that it will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of such covenants. Specifically, the Manager further acknowledges that complying with the provisions contained in Section 2.6 of this Agreement will not prevent it or its Affiliates or its Affiliates’ employees, officers, directors or agents from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Each of the Owner and the Manager agrees that the obligations undertaken by such party under Section 2.6 and Section 2.7 hereof are separate and distinct under this Agreement, and the failure or alleged failure of any other Party hereto to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability thereof. Each of the Owner and the Manager agrees that if any portion of Section 2.6 or Section 2.7 hereof is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement thereof to the maximum extent possible under applicable law. Each of the Owner and the Manager acknowledges and agrees that any breach or threatened breach by such party of its obligations under Section 2.6 or Section 2.7 hereof will result in irreparable damage and injury to the other Party hereto and its Affiliates and that the non-breaching Party will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach thereof, in any federal or state court of competent jurisdiction in the State of Michigan without the necessity of posting any bond or security (all of which are waived by the Parties hereto), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

          2.9 Joinder by William W. Warner. By his joining in the execution of this Agreement as provided in the joinder hereto, Warner agrees to all terms and provisions of Section 2.6 and Section 2.7 with respect to himself and his Affiliates, and further agrees to personally perform and be bound by all of the obligations undertaken by Warner and/or the Manager pursuant to Section 2.6 and Section 2.7; provided, that nothing in Article 2 will prohibit Warner from: (i) acquiring or holding any publicly held security in a business entity provided that the total holdings “beneficially owned” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) by Warner comprise less than five percent (5%) of all of the issued and outstanding equity in such entity, or (ii) after any termination of this Agreement, accepting employment in the hospitality industry that is not within 25 miles of the Facility.

          2.10 Covenant of Good Faith and Fair Dealing. Each Party agrees to act in good faith in dealing with one another pursuant to this Agreement. Each Party hereby covenants to the others that it shall not undermine the rights of the other Party hereto with respect to the Agreement and will cooperate with each other in achieving the goals of this Agreement; provided, however, that nothing in the foregoing will be deemed to limit or otherwise affect the rights of a Party to terminate this Agreement or seek remedies for defaults hereunder, all as provided for in this Agreement.

Article 3

Management and Operation of Facility

3.1 Manager’s Authority and Responsibility; Operating Standards.

          3.1.1 Authority and Responsibility. During the Term, the Manager will have the exclusive authority to, and the Manager shall, conduct and direct all business and affairs in connection with the day-to-day operation, management and maintenance of the Facility, except with respect to matters that, pursuant to the express provisions of this Agreement, are the responsibility of the Owner or cannot otherwise be delegated to the Manager under applicable Legal Requirements. The Owner shall retain oversight and control over the overall operational strategy and major policy decisions for the Facility. In addition, the Owner shall be responsible for centralized and integrated finance and budgeting for the Owner as a whole, inclusive of the operations of the Owner that the Manager does not conduct. The management structure of the Owner with respect to the Facility shall be as set forth on Schedule A hereto and may be amended by Owner from time to time with the written consent of the Manager, which shall not be unreasonably withheld, conditioned or delayed. Without limitation of the foregoing, the Manager shall establish the operating days and hours for the Facilities; provided that it is the Parties’ intention that Gaming be conducted on days and hours to the maximum extent permitted under the Gaming Act and Gaming Regulations. Manager is hereby granted the necessary power and authority to act in order to fulfill all of its responsibilities under this Agreement. Nothing herein grants or is intended to grant Manager a titled interest to the Facility.

          3.1.2 Limitations on Authority. The Manager shall have no power or authority to act for or represent the Owner except as specified in this Agreement. The Manager shall have no power or authority to exercise the rights of the Owner under or to execute, amend or otherwise modify this Agreement on behalf of the Owner, and the Owner shall retain the sole and exclusive such power and authority with respect to this Agreement. Except as stated herein, the Manager shall have no power or authority, without the prior written approval of the Owner in each instance, to (A) incur costs which are in excess of the expenditures to be agreed upon in the Operating Budget and Annual Plan and as provided in this Agreement, (B) sell, encumber or otherwise dispose of any Furnishings and Equipment or other personal property located in the Facility, except for inventory sold in the regular course of business and other items which must be replaced due to age, obsolescence, or wear and tear, subject to the Operating Budget and Annual Plan and the Capital Budget, or (C) subject to the Operating Budget and Annual Plan and the Capital Budget, purchase any Furnishings and Equipment or other personal property or services from the Manager or any Affiliate of the Manager, unless such arrangement is specifically approved in writing by the Owner.

          3.1.3 Operating Standards. The Manager shall operate the Facility (i)(A) in a commercially reasonable, prudent, diligent and professional and workmanlike manner and (B) at least at a level of service, operation and quality generally considered to be competitive for casinos taking into account the size, scope and level of capital investment, (ii) in accordance with the terms and conditions of this Agreement and in conformity in all material respects with the then current Operating Budget and Annual Plan, (iii) in accordance with the terms and provisions of the Control Agreements (but excluding coverage ratios or other financial covenants) and any business plan and other plans and policies concerning Facility operations as required thereunder, (iv) in accordance with the requirements of any carrier having insurance on the Facility or any part thereof, (v) in compliance with all Legal Requirements, including all reporting, security, systems and other requirements imposed by the MGCB or any other governmental agency with jurisdiction over the Facility, and (vi) in a manner reasonably expected to protect and preserve the assets that comprise the Facility. Notwithstanding the foregoing, Manager will not be deemed in breach of clauses (iii) or (iv) of the immediately preceding sentence to the extent: (a) Manager has not been notified in writing of the applicable terms, provisions or requirements, or (b) Manager has been informed of such terms, provisions or requirements and Manager has notified the Owner that such terms, provisions or requirements are not commercially reasonable.

3.2 Duties of Manager. Manager’s duties shall include, without limitation, the following:

          3.2.1 Physical Duties. Manager shall use reasonable measures for the orderly physical administration, management, and operation of the Improvements, including without limitation cleaning, painting, decorating, plumbing, carpeting, grounds care and such other maintenance and repair work as is reasonably necessary.

          3.2.2 Contracts. Contracts (including amendments thereto or terminations thereof) relating to the operations of the Facility shall be entered into in the name of Casino LLC and may be executed on behalf of Casino LLC by either the Chief Operating Officer or the Owner’s Representative; provided that, the Owner must approve in advance any contract that: (i) is not a renewal of a pre-existing contract, (ii) entails expenditures or reasonably anticipated expenditures by the Owner or Casino LLC in excess of $50,000, and (iii) is for a term of one year or more and may not be terminated at will by Casino LLC prior to one year. No expenditures of any amount for the supply of goods or services to the Facility shall be entered into with an Affiliate or Insider of the Manager unless such relationship is disclosed to and approved in advance in writing by the Owner.

3.2.3 Customer Relations Management. The Manager shall manage relationships with customers of the Facility.

3.2.4 Sales and Marketing. The Manager shall be responsible for sales and marketing of the Facility, including arranging for promotions, brand management and placing advertising.

3.2.5 Payment of Bills and Expenses. The Manager shall be responsible for promptly paying bills and expenses as they become due.

3.2.6. Hotel, Food and Beverage. The Manager shall be responsible for managing the hotel, including reservations, and food and beverage services at the Facility.

3.2.7. Employees. The Manager shall perform the duties provided for in Section 3.4 with respect to Facility Employees.

3.2.8 Gaming Operations. The Manager shall be responsible for the Gaming Operations.

          3.2.9 Technology Services and Support. The Manager shall provide technology services and support for the Facility; provided, however, that for the avoidance of doubt, the foregoing will not obligate the Manager to purchase or provide equipment, intellectual property or other items.

          Within 60 days of the Term Commencement Date, the Owner and the Manager shall review in good faith the areas of overlapping duties of the Owner and the Manager set forth on Schedule A hereto and agree on an appropriate allocation of responsibility between them with respect to such duties. In the event that the Manager identifies any area of ambiguity resulting from such overlapping duties during such 60 day period, the Manager shall provide prompt written notice to the Owner and the Manager shall not be responsible for the duties that are the subject of such ambiguity until such duties are allocated in good faith.

          3.3 Security and Surveillance. Manager shall be responsible for providing for appropriate security and surveillance for the operation of the Facility (including the hiring and supervision of security personnel), subject to regulatory oversight and access of the MGCB, and all other Legal Requirements.

3.4 Employees.

          3.4.1 Manager’s Responsibility for Employees. All Facility Employees shall be employees of the Owner or Casino LLC and not of the Manager, except for the Chief Operating Officer, who will be an employee of the Manager but may be disclosed as an executive officer of the Owner for purposes of reporting with the Securities and Exchange Commission (provided that it also disclosed that the Chief Operating Officer is an officer of the Owner by contract), and any other Facility Employee that the Manager expressly agrees in writing will be an employee of the Manager. Nothing in the foregoing shall be deemed to limit the obligations of the Owner under Section 2.6 not to employ, solicit or recruit the Chief Operating Officer designee of Manager. Notwithstanding the foregoing, during the Term, the Owner delegates to the Manager (which delegation may not be revoked while this Agreement is in force and effect) and agrees that the Manager shall have, subject to the terms of this Agreement (including, without limitation, Section 3.4.3), the exclusive responsibility and authority to direct the selection, control, promotion, discipline, and discharge of all Facility Employees.

          3.4.2 Facility Employee Policies. Manager shall administer the Facility’s personnel policies and procedures (the “Facility Employee Policies”). Manager may, with advance notice to and approval of the Owner, modify the Facility Employee Policies. All such actions and policies shall comply with Legal Requirements. Any employees of the Manager who are working at the Facility will be required to comply with the Facility Employee Policies.

          3.4.3 Employment Suitability. No individual whose prior activities, criminal record, if any, or reputation, habits and associations are known to pose a threat to the public interest, the effective regulation of Gaming, or to the gaming licenses of Manager or any of its Affiliates, or to create or enhance the dangers of unsuitable, unfair or illegal practices and methods and activities in the conduct of Gaming, shall knowingly be employed by Manager, the Owner or Casino LLC. Without limitation of the foregoing, no person that has been found unsuitable by the MGCB or that has not received a license as required by MGCB Rules may be a Facility Employee. Any costs associated with obtaining background investigations of employees and prospective employees shall constitute an Operating Expense.

          3.5 Operating Budget and Annual Plan. Prior to the date of this Agreement, Manager will have submitted to the Owner, for its approval, an interim proposed Operating Budget and Annual Plan for the period from the Term Commencement Date and for the 60 calendar days thereafter, in a form agreed upon and initialed by the parties (Manager may fulfill the foregoing obligation by submitting the Operating Budget and Annual Plan already prepared by Casino LLC, provided that Manager shall propose for approval by the Owner, not later than three weeks prior to the anticipated Term Commencement Date, detailed modifications (with explanations) by department as it shall consider appropriate for such 60 day period and a reconciliation of department totals for such 60 day period). During such 60 calendar day period, Manager will submit to the Owner, for its approval, a proposed Operating Budget and Annual Plan for the period from the end of such 60 calendar day period, through the remainder of the then-current Fiscal Year. Thereafter, Manager will, in consultation with the Owner, not less than

60 calendar days prior to the commencement of each full or partial Fiscal Year during the Term, submit to the Owner, for its approval, a proposed Operating Budget and Annual Plan for the ensuing Fiscal Year. The Owner shall have the opportunity to make additions to the proposed Operating Budget and Annual Plan, subject to the Manager’s approval, which shall not be unreasonably withheld. The Operating Budget and Annual Plan shall include a projected income statement, balance sheet, and projection of cash flow for the Facility, separately and on a combined basis, for such Fiscal Year, with detailed justifications explaining the assumptions used therein and included with the Operating Budget and Annual Plan shall be a schedule of repairs and maintenance (other than Capital Replacements) expected during such Fiscal Year, a business and marketing plan for such Fiscal Year (which shall include, among other things, budgets for advertising and business promotion programs and the estimated costs of Promotional Allowances), and the Minimum Balance which must remain in the Bank Accounts and the House Bank as of the end of each month during such Fiscal Year to assure sufficient monies for working capital purposes, and other expenditures authorized under the Operating Budget and Annual Plan.

          The Operating Budget and Annual Plan for the Facility will be comprised of the following:

          3.5.1 a statement of the estimated income and expenses for the coming Fiscal Year, including estimates as to Operating Expenses for such Fiscal Year, such operating budget to reflect the estimated results of the operation during each month of the subject Fiscal Year; and

3.5.2 a business and marketing plan for the subject Fiscal Year.

          The Owner’s approval of the Operating Budget and Annual Plan shall proceed with all deliberate speed and shall not be unreasonably withheld or delayed. The board of directors of the Owner shall use reasonable efforts to meet within fifteen (15) Business Days of the delivery of the proposed Operating Budget and Annual Plan. The Owner shall deliver to the Manager any objection or addition to the proposed Operating Budget and Annual Plan within forty-five (45) calendar days of its delivery to the Owner. Such objections and additions must contain specific detail as to any line item to which an objection is made and specific detail as to why an addition should be made.

          If the Owner is unable to resolve the additions, or disputed or objectionable item(s) prior to the commencement of the applicable Fiscal Year, the undisputed portions of the proposed Operating Budget and Annual Plan shall be deemed to be adopted and approved and the corresponding line item(s) contained in the Operating Budget and Annual Plan for the preceding Fiscal Year shall be adjusted as set forth in the following sentence and shall be substituted in lieu of the disputed item(s) in the proposed Operating Budget and Annual Plan. Those line items which are in dispute shall be determined by increasing the preceding Fiscal Year’s actual expense for the corresponding line items by an amount determined by Manager which does not exceed the All Items Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, U.S. City Average (1982-1984 = 100) for the Fiscal Year prior to the Fiscal Year with respect to which the adjustment to the line item(s) is being calculated or any successor or replacement index thereto (provided, however, in no event will the foregoing described adjustment result in a budgeted expense for a line item that is lower than the actual expense amount for the preceding Fiscal Year). The resulting Operating Budget and Annual Plan obtained in accordance with the preceding sentence shall be deemed to be the Operating Budget and Annual Plan in effect until such time as the Owner has resolved the items in dispute.

          The Manager may, after notice to and approval from the Owner, revise the Operating Budget and Annual Plan from time to time, as necessary, to reflect any unpredicted significant changes, variables or events or to include significant, additional, unanticipated items of expense. Further, after notice to the Owner, the Manager may reallocate part or all of the amount budgeted with respect to any line item to another line item within the same Department and may make such other modifications to the Operating Budget and Annual Plan as Manager deems necessary, provided that the total amount budgeted for any Department in the Operating Budget and Annual Plan may not be adjusted by more than 5% without approval from the Owner. The Manager shall provide the Owner with a revised Operating Budget and Annual Plan on a quarterly basis. The Owner acknowledges that the Operating Budget and Annual Plan is intended only to be a reasonable estimate of the Facility’s revenues and expenses for the ensuing Fiscal Year. The Manager shall not be deemed to have made any guarantee or covenant concerning projected results contained in the Operating Budget and Annual Plan.

          3.6 Capital Budgets. The capital budget for the first sixty (60) days following the Term Commencement Date shall be the capital budget already prepared by Casino LLC, provided that Manager shall propose, subject to approval by Owner, not later than three weeks prior to the anticipated Term Commencement Date, such modifications (with explanations) as it shall consider appropriate for such sixty day period. During the initial sixty day period, Manager will submit to the Owner, for its approval, a proposed capital budget for the period from the end of such sixty day period through the remainder of the then-current fiscal year. Thereafter, the Manager will, not less than sixty calendar days prior to the commencement of each Fiscal Year, submit to the Owner for its approval a recommended capital budget (the “Capital Budget”) describing the estimated replacement costs, together with the business purpose for any such replacement or capital expenditure, for the ensuing Fiscal Year, for the Capital Replacements as shall be required to operate the Facility in accordance with sound business practices. Expenditures for Capital Replacements shall be subject to approval by the Owner. The Owner shall meet to discuss the proposed Capital Budget. The Manager shall be responsible for the design and installation of Capital Replacements.

          3.7 Capital Replacements. The Owner and Casino LLC will expend such amounts for any Capital Replacements as shall be required, in the course of the operation of the Facility, to maintain, at a minimum, the Facility in compliance with any Legal Requirements and to comply with Manager’s reasonably recommended programs for renovation, modernization and improvement intended to keep the Facility competitive in its market, in accordance with the Capital Budget, or to correct any condition of an emergency nature. Such condition of an emergency nature (“Emergency Condition”) shall include without limitation, maintenance, replacements or repairs which require immediate action to preserve and protect the Facility, assure its continued operation, and/or protect the comfort, health, safety and/or welfare of the Facility’s guests or Facility Employees. Manager may take all steps and make all expenditures from the Disbursement Account described in Section 3.9.3 as are reasonably necessary to repair and correct any Emergency Condition, regardless of whether such provisions have been made in the Capital Budget or the Operating Budget and Annual Plan for any such expenditures. Manager shall give notice to the Owner within a reasonable time of any expenditure in excess of $50,000.00 for any Emergency Condition.

          3.8 Internal Control System. Manager will operate the Gaming Operations subject to the system of internal controls (the “Internal Control System”) in place as of the Term Commencement Date, or as it may be modified in accordance with the following. As the Owner may request, the Manager will review and evaluate the Internal Control System, and, in consultation with the Owner, make modifications to the Internal Control System. The Manager will obtain the Owner’s prior written approval with respect to significant modifications of the Internal Control System. The MGCB will retain the right to review and approve the Internal Control System and any changes instituted to the Internal Control System. The MGCB and Manager will have the right and duty to maintain and police the Internal Control System in order to minimize the potential for any loss of proceeds from the Gaming Operations.

          3.9 Banking and Bank Accounts.

          3.9.1 Bank Accounts. The Owner will select a bank or banks for the deposit and maintenance of funds and shall establish such bank or banks accounts as the Owner deems appropriate and necessary in the course of business and as consistent with this Agreement (“Bank Accounts”). The sum of money agreed to by the Owner to be maintained in the Bank Account(s) to serve as working capital for operations of the Facility shall be the responsibility of the Owner to provide and shall include at least all sums needed for the House Bank and all sums needed for payment of expenses (the “Minimum Balance”). The Owner will cause banking instructions to be executed with regard to each Bank Account to be in effect during the Term in form and substance satisfactory to the Owner and the Manager, which instructions will allow each of the Manager and the Owner to control such Bank Accounts.

          3.9.2 Daily Deposits to Depository Account. Manager will maintain in the Owner’s name a Depository Account. Manager will collect all gross revenues and other proceeds connected with or arising from the operation of the Facility, the sale of all products, food and beverage, and all other activities of the Facility and deposit the related cash into the Depository Account at frequent intervals reasonably determined by the Manager, but no less than one time per Business Day (provided, however, that the foregoing requirement of deposits no less than one time per Business Day is not to be construed as a covenant that all gross revenues will be deposited on the Business Day immediately following the date of receipt). Manager agrees to obtain a bonded transportation service to effect the safe transportation of the daily receipts to the bank, which expense will constitute an Operating Expense.

          3.9.3 Disbursement Account. The Manager will maintain a Bank Account in the Owner’s name for disbursements (the “Disbursement Account”). The Manager will, consistent with and pursuant to the approved annual Operating Budget and Annual Plan, have responsibility and authority for making all payments for Operating Expenses, debt service (subject, however, to Section 3.14), Management Fee (subject, however, to Section 5.1.2), and disbursements to the Owner from the Disbursement Account. The

Manager shall provide the Owner with three Business Days’ prior notice (which may be made by e-mail to the Owner’s Representative) of any disbursement in excess of $100,000.

          3.9.4 No Cash Disbursements. Manager will not make any cash disbursements from the Bank Accounts and all payments or disbursements by the Manager from Bank Accounts will be made by check or wire transfer drawn against a Bank Account.

          3.9.5 Transfers Between Accounts. Manager has the authority to transfer funds from and between the Bank Accounts to the Disbursement Account in order to pay Operating Expenses and to invest funds in accordance with any approved investment policy adopted by the Owner and approved by Manager and to pay the fees payable to Manager and distributions to the Owner pursuant to this Agreement.

          3.9.6 Petty Cash Fund. Manager will maintain in the name of the Owner a petty cash fund, the amounts in which will be established in conjunction with the establishment of the annual Operating Budget and Annual Plan as an Operating Expense. The petty cash funds shall be used for miscellaneous small expenditures of the Facility and shall be maintained at the Facility.

          3.9.7 No Suspension of Transfers Upon Default. Notwithstanding any occurrence or continuation of any breach by or default of this Agreement by the Owner, Manager agrees that, unless it exercises its right to terminate this Agreement in accordance with Section 7.4, it will make timely transfers from the appropriate accounts of funds to pay (a) Operating Expenses, (b) payments due on Facility Indebtedness (in accordance with Section 3.14), and (c) any other reserves approved by the Owner.

          3.10 Insurance. Manager, on behalf of and subject to the approval of the Owner, shall arrange for, obtain and maintain, or cause its agents to maintain, with responsible insurance carriers, insurance satisfactory to Manager and the Owner covering the Facility and its operations, including coverage of public liability and property loss or damage, naming the Owner as insured party and the Manager as an additional insured (subordinated to the rights of lenders under Facility Indebtedness, if so required under the terms of such indebtedness), as the Manager’s interests may appear.

          3.11 Accounting and Books of Account. The Manager shall maintain full and accurate records and books of account for operations of gaming activities and related ancillary operations managed by the Manager. Such records shall be maintained at the Manager’s office located within the Facility and shall be made available for immediate inspection and verification at all times. In addition, except to the extent required to comply with Legal Requirements, Manager shall not, at any time, prevent or hinder the Owner’s access to all gaming machines and related systems and system-produced gaming machine financial reports for any applicable period. The books and records and all other records relating to or reflecting the operation of the Facility shall at all times be the property of the Owner. Upon any termination of this Agreement, all of such books and records forthwith shall be turned over to the Owner so as to insure the orderly continuance of the operation of the Facility. The Manager shall provide to the Owner’s

Chief Financial Officer or his or her designee with access to or deliver such other reports or information as requested by the Chief Financial Officer.

          3.12 Cash Management. The Manager will administer, and all parties and their respective employees, agents, and representatives will obey, operational policies with respect to the handling of cash, security systems, and access to cash cage, counting rooms, and other places where cash is kept and handled in accordance with the procedures in place as of the Term Commencement Date, or as such procedures may be modified in accordance with the following. As the Owner may request, the Manager will review and evaluate the cash management procedures, and, in consultation with the Owner, make modifications to such procedures. The Manager will obtain the Owner’s prior written approval with respect to significant modifications of the cash management procedures. Except to the extent required to comply with Legal Requirements, the Manager shall not, at any time, prevent or hinder the Owner in monitoring and investigating systems for cash management implemented by the Manager and to verify daily revenues and all other revenues and income of any kind and nature of the Facility.

          3.13 Operating Capital for Facility. To the extent not provided from the available cash flow of the Facility, the Owner, and not the Manager, will be responsible for providing operating capital for the operation of the Facility. The Manager will not be deemed to be in breach of its obligations under this Agreement to the extent performance of such obligations is rendered commercially impracticable by the unavailability of such operating capital. In no event will Manager be required to advance funds to or for the benefit of the Owner.

          3.14 Facility Indebtedness. Notwithstanding any other term or provision of this Agreement to the contrary, the Parties agree that the Owner, and not the Manager, will have sole discretion in determining the amounts of all payments and/or reserves to be made with respect to Facility Indebtedness at any time, and the Manager will follow the Owner’s instructions with respect thereto.

          3.15 Patron Dispute Resolution. Patron disputes concerning Gaming play will be resolved in accordance with the MGCB Rules.

          3.16 Personal Involvement of Warner. The Manager agrees that Warner will personally devote his time and attention to the fulfillment of the Manager’s obligations hereunder as follows: (i) during each of the first two thirty-day periods following the Term Commencement Date, Warner will be present at the Facility on at least eight (8) calendar days during each such thirty-day period; and (ii) after the second complete calendar month during the Term: (a) Warner will, on average throughout the Term, make at least two (2) visits to the Facility per month; and (b) Warner will devote at least sixty (60) hours per month to the Manager’s obligations under this Agreement, at least half of which such hours will be spent at the Facility. The Parties acknowledge and agree that nothing in this Section 3.16 constitutes an undertaking of personal liability on behalf of Warner to the Owner or to any other party. Warner will attend at least seventy-five percent (75%) of meetings of the board of directors of the Owner in person and the Manager shall use best efforts to cause a Manager personnel to attend every meeting of the board of directors of the Owner at which the attendance of the Manager is requested, subject to the following: (i) Warner will not be required to attend more than two (2) such meetings in any calendar month, but, if the Owner so requests, other personnel of the Manager will attend meetings in excess of such number, (ii) Warner and the Manager are given at least ten (10) calendar days prior notice of any such meeting, (iii) Warner (or personnel of the Manager) may telephonically attend meetings which are telephonic meetings of the board, and (iv) the board will provide to the Manager copies of written minutes of such meetings to the extent such minutes are prepared by the Owner, subject to redaction of information that, if disclosed to the Manager, would adversely affect the attorney-client privilege of such information or is otherwise confidential in nature.

Article 4

Condemnation or Casualty; Change in Legal Requirements

          4.1 Condemnation or Casualty. If the Facility or any portion thereof is damaged, destroyed or condemned, the Facility will be reconstructed and/or restored if the insurance or condemnation proceeds are sufficient to restore or replace the Facility to a condition at least substantially comparable to that before the casualty or condemnation occurred. If the insurance proceeds or condemnation awards are not used to restore the Facility, then the Owner and Manager will jointly adjust and settle any and all claims for such insurance proceeds or condemnation awards, and such proceeds or awards shall be applied: first, to amounts required to be repaid under any Facility Indebtedness; second, to any amounts owing to the Manager (including, without limitation, accrued but undistributed Management Fees); and third, the surplus will be distributed as directed by the Owner. If the insurance proceeds or condemnation awards are not used to restore the Facility, and the damage, destruction or condemnation to the Facility has rendered the Facility in a substantially impaired condition from the condition of the Facility prior to such damage, destruction, or condemnation, then either Party, by written notice to the other Party, may terminate this Agreement, in which event the Owner will pay the Manager, within ten (10) calendar days after delivery of such notice of termination, an amount equal to the Management Fee accrued to the Manager through the date of termination.

          4.2 Change in Legal Requirements. If a change in Legal Requirements causes a Suspension of Operations, then Manager will have the option at any time from and after the sixtieth (60th) day following the commencement and continuance of such Suspension of Operations, and until the one-hundred twentieth day following the commencement of such Suspension of Operations, to notify the Owner in writing that it is terminating this Agreement, in which case Manager will retain the rights to any amounts owing to the Manager (including, without limitation, accrued but undistributed Management Fees). If Manager does not so elect to terminate this Agreement, then Manager will commence or recommence the operation of Gaming Operations at such time as such commencement or recommencement shall no longer be prohibited by Legal Requirements. In addition, during a Suspension of Operations, the Manager shall take reasonable action to reduce expenses. If Manager fails to commence or recommence Gaming Operations within a reasonable time after which Gaming Operations are no longer prohibited by Legal Requirements, the Owner, at its option will have the right to terminate this Agreement and the Manager shall be entitled only to Management Fees accrued through the date of termination.

          4.3 Suspension of Operations. A Suspension of Operations will occur in the event that (a) any change in Legal Requirements requires that Gaming Operations or a material portion thereof be ceased or suspended, (b) any total destruction by casualty of, or total condemnation with respect to, the Facility occurs, or (c) any partial destruction by casualty of, or partial condemnation with respect to, the Facility occurs, and the Manager elects for the Suspension of Operations to occur. Notwithstanding any term or provision of this Agreement to the contrary, after the sixtieth (60th) day following Suspension of Operations, the Manager will relinquish possession of and control of the Facility to the Owner, the Manager’s obligations and duties hereunder with respect to operation and management of the Facility will be suspended, no Management Fee will accrue for the benefit of the Manager. The Parties will cooperate reasonably and in good faith towards minimizing the duration of any Suspension of Operations. Any Suspension of Operations will not be deemed to have been part of the Term and the date of expiration of the Term shall be extended by the number of days of such period.

Article 5

Management Fee, Reimbursements, and Disbursements

5.1 Management Fee.

5.1.1 The Management Fee shall accrue from and after the Term Commencement Date and shall be paid as follows, subject to Section 5.1.2:

          5.1.1.1 On the first calendar day of each calendar month during the Term, the Manager shall receive a base management fee in the amount of One Hundred-Fifty Thousand and no/100 U.S. Dollars ($150,000.00) in advance for such month (the “Base Management Fee”). If the Term Commencement Date occurs on a date that is not the first calendar day of a calendar month, then the Base Management Fee will accrue from and including the Term Commencement Date until the end of the calendar month in which the Term Commencement Date occurs at a rate of $6,667.00 per day and be pro-rated on the basis of the number of calendar days during such calendar month, and such pro-rated Base Management Fee will be payable to Manager in advance on the Term Commencement Date.

          5.1.1.2 As soon as practicable after the end of each Term Quarter, the Manager will calculate the Estimated Quarterly Incentive Management Fee for such Fiscal Quarter, and will promptly deliver notice of such calculation to the Owner. The Estimated Quarterly Incentive Management Fee (or undisputed portion thereof, if the Owner disputes such calculation) will be payable to the Manager on the fifteenth (15th) Business Day after the Manager delivers such calculation to the Owner. If the Owner does dispute such calculation in accordance with Section 5.1.1.4, then the disputed portion thereof (which may be the entire amount if the Owner, in good faith, maintains that no Estimated Quarterly Incentive Management Fee is payable) will remain in the Disbursement Account pending resolution of such dispute.

          5.1.1.3 As soon as EBITDA actually achieved with respect to the Facility for a Term Year has been ascertained, the Manager will calculate the resulting Reconciliation Amount, and will promptly deliver notice of such calculation to the Owner. If the Reconciliation Amount for a Term Year is a positive value, then the Manager will receive the Reconciliation Amount concurrent with the next scheduled payment of the Base Management Fee (or, if the Term has expired, within ten (10) calendar days after invoice to Owner therefor). If the Reconciliation Amount for a Term Year is a negative value, then the absolute value of such Reconciliation Amount will be set off against the immediately succeeding scheduled payments of the Management Fee until the entire amount of such Reconciliation Amount has been offset.

          5.1.1.4 If the Owner, in good faith, disputes any calculation provided by the Manager pursuant to Section 5.1.1.2 or Section 5.1.1.3, then the Owner will provide the Manager with written notice of such dispute within ten (10) Business Days, with such notice to provide the Owner’s calculation of the relevant amount in reasonable detail. The Parties will then promptly and in good faith strive to expeditiously resolve such dispute; provided, however, that any disputed calculations not so resolved within thirty (30) days after the date that the Owner has provided notice of the dispute may be submitted by either Party to binding arbitration in accordance with Section 13.2.

          5.1.2 The Owner and Casino LLC authorize the Manager to disburse the Management Fee (as well as any Reconciliation Amount payable to Manager) to itself from the Disbursement Account in accordance with the terms and provisions of Section 5.1.1 and Section 5.1.2, provided, however that such disbursements of the Management Fee from the Disbursement Account shall be made only to the extent that such payment would not cause the Bank Accounts to have a balance less than the Minimum Balance. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Owner covenants to pay to the Manager the Management Fee (to the extent that the Management Fee owing to Manager is not disbursed to Manager from the Disbursement Account), within ten (10) calendar days after receipt of invoice therefor.

          5.2 Reimbursement of Travel and Other Approved Expenses. The Owner agrees that upon the presentation of appropriate invoices, the Owner will reimburse Manager for (i) reasonable out-of-pocket “coach” class airfare and other travel expenses necessary for Manager to perform its duties hereunder, including without limitation, lodging, meals and rental cars, (ii) reasonable attorney fees and expenses incurred in connection with the preparation and negotiation of this Agreement or the performance of the Manager’s duties hereunder, (iii) other expenses as agreed in writing by the Owner from time to time, and (iv) any fees, charges, or other expenses incurred by Manager in connection with obtaining any governmental or regulatory permit or license in connection with the Manager’s fulfillment of its duties hereunder, as well as any excise or similar tax that may be imposed upon the Manager with respect to the fulfillment of its duties hereunder (provide, however, that in no event is the foregoing to be interpreted as a requirement to reimburse the Manager for amounts constituting income tax of the Manager). Notwithstanding the foregoing, the Owner shall not be required to reimburse the Manager for any living expenses of any of its employees or members. Any such reimbursements shall be for the amount of the actual cost of the expense, without premium or markup. Manager shall submit an invoice to the Owner on a monthly basis setting forth the reimbursable expenses incurred by Manager in connection with Manager’s performance of its obligations pursuant to this Agreement. With respect to such reimbursable expenses, the invoice shall include an itemized account of such expenses, together with reasonable and appropriate documentation and receipts verifying the amounts of the expenses. The Owner will pay the invoices submitted by Manager within ten (10) calendar days of receipt by the Owner.

          5.3 Calculation of EBITDA and Base EBITDA.

          5.3.1 Adjustments Based on Audited Financial Statements. With respect to payments provided for under this Agreement (including, without limitation, the Estimated Quarterly Incentive Management Fee) that require a calculation of EBITDA for a particular period or of Base EBITDA, if audited financial statements prepared subsequent in time to such calculations show that adjustments to EBITDA for the particular period should be made, then either Party may send written notice of such fact to the other Party, and EBITDA for the particular period will be adjusted accordingly. If, based on any adjustment as described in this Section 5.3, (a) a reconciliation payment is owing to Manager, it will be paid to Manager concurrently with the next scheduled payment of the Base Management Fee, (b) a reconciliation payment is owing to Owner, it will be set off against the immediately succeeding scheduled payments of the Management Fee until the entirety of such reconciliation amount has been offset, and (c) a reconciliation payment is owing to either Party and cannot be paid in accordance with either (a) or (b), then such payment will be payable within ten (10) calendar days of receipt by the Party owing such payment of an invoice therefor. From and after any termination or expiration of this Agreement, the Owner will deliver to the Manager true and correct copies of all audited financial statements for the Facility for all periods covered by the Term promptly upon such audited financial statements becoming available.

          5.3.2 Casino Wagering Tax. The Parties agree that, notwithstanding any other term or provision of this Agreement to the contrary, for purposes of calculating the Incentive Management Fee, the Estimated Quarterly Incentive Management Fee, and any Reconciliation Amount, as the case may be, the Casino Wagering Tax will be calculated using the weighted average rate of the Casino Wagering Tax over the period with respect to which the Incentive Management Fee, Estimated Quarterly Incentive Management or any Reconciliation Amount is being calculated, and an equal rate will be applied as between each of the applicable comparison periods.

Article 6

Intellectual Reservation; Confidentiality

          6.1 Name of the Facility. The Facility shall be operated under the name “Greektown Casino-Hotel,” or such other business name as may be approved by the Owner.

          6.2 Marks. The Manager hereby disclaims any right or interest in the Marks. The Manager covenants that in the event of termination, cancellation or expiration of this Agreement, whether as a result of a default by Owner or otherwise, the Manager shall not hold itself out as the manager of the Facility, nor will it utilize any Marks or any variant thereof in the name or operation of any property. The Manager shall not use the Marks, or any variation thereof, directly or indirectly, in connection with a private placement or public sale of securities or other comparable means of financing or press releases and other public communications related to the financial performance of the Facility without the prior written approval of the Owner.

          6.3 Litigation Involving Marks. The Parties agree that, in the event the Owner and/or Manager is or are the subject of any litigation or action brought by any party seeking to restrain the use by a Party of any Mark (or other intellectual property not proprietary to the Manager and used for or on or in connection with the Facility), any such litigation or action shall be defended entirely by the Owner, notwithstanding the possibility that the Owner is not named as a party thereto. The Manager shall not have the right to bring suit against any user of any of the Marks. In all cases, the conduct of any suit, whether brought by Owner or instituted against a Party shall be under the absolute control of counsel to be nominated and retained by Owner, notwithstanding the possibility that the Owner is not named as a party thereto.

          6.4 Other Intellectual Property. The Owner shall control and have all right, title, and interest in any other names, concepts or other forms of intellectual property (including but not limited to game and systems licenses and software, Player Lists and related information, internal casino controls, developed game concepts, systems or other gaming or administrative improvement rights) to be used, or actually used, or associated with the Facility, or any part thereof and any use shall inure to the benefit of the Owner. The Owner shall have the unlimited right to exploit these names, concepts and other forms of intellectual property, now or hereafter, solely in connection with the Facility. Notwithstanding anything herein to the contrary, Manager shall retain all right, title and interest in any intellectual property used in connection with the Facility and developed by the Manager (a) prior to the date that Manager commenced the provision of consulting services to the Facility, or (b) for use in its ordinary and customary business operations and not specifically for use in connection with the Facility (the “Manager IP”). Manager hereby grants to the Owner during the term of this Agreement and for a period of one (1) year thereafter, a non-exclusive, royalty-free license to use the Manager IP (including any employee manuals, employee training systems and materials) in connection with the Facility.

          6.5 Confidentiality.

          6.5.1 Confidential Information. In connection with this Agreement, the Manager, on the one hand, and the Owner and/or Casino LLC, on the other hand, may disclose Confidential Information (as hereinafter defined) to the other. The Party (or Casino LLC, as applicable) disclosing Confidential Information is referred to herein as the “Discloser,” and the Party (or Casino LLC, as applicable) receiving Confidential Information is referred to herein as the “Recipient.” “Confidential Information” means information, advice or know-how, whether tangible or intangible and in whatever form or medium and however disclosed, provided or communicated, with respect to Discloser’s business, operations, technology or advice to Recipient, including financial information and business plans or projections, and is (i) proprietary to the Discloser; or (ii) designated as Confidential Information by Discloser, or from all the relevant circumstances should reasonably be assumed by the recipient thereof to be confidential and proprietary to Discloser. “Confidential Information” includes the terms and provisions of this Agreement, but does not include the existence of this Agreement (and without limitation of the foregoing, the Owner expressly consents to the Manager publicly disclosing and publicizing that it has entered into this Agreement with respect to the Facility). Further, “Confidential Information” shall not include information or data that: (w) is or becomes publicly known or available other than as a result of acts by Recipient in violation of this Agreement (which may include any publication of this Agreement by a Governmental Authority); (x) is known to or in the possession of Recipient prior to disclosure by Discloser; (y) is or becomes available to Recipient from third persons that to Recipient’s knowledge are not bound by a confidentiality agreement with Discloser prohibiting such disclosure; or (z) is independently created or developed by Recipient without the aid, application or use of the Confidential Information disclosed.

          6.5.2 Non-Disclosure of Confidential Information. Recipient agrees that it will keep Confidential Information in strict confidence and not disclose Confidential Information to third parties (except as expressly provided below) and that Recipient will not use Confidential Information other than for the purpose of performing its obligations under this Agreement. Recipient additionally agrees that it will disclose Confidential Information only to those of its and its Affiliates’ and subsidiaries’ employees, attorneys, directors, members, managers, accountants, financing sources and advisors (any such parties, “Representatives”) who need the Confidential Information to assist Recipient in performing its obligations under this Agreement, provided that such Representatives are advised of the requirements of this Agreement and agree to abide by its terms and to a potential acquiror that is subject to confidentiality restrictions at least as restrictive as those set forth herein. Recipient will be responsible for any violation of the terms of this Agreement by its employees whom Recipient has provided or disclosed Confidential Information. Without limitation of the foregoing, the Owner agrees that it will not disclose or share the Manager’s Confidential Information with any third-party contractors for the purposes of allowing such third parties to compete with the Manager or replicate tasks or services to be provided by the Manager hereunder; provided, however, that the foregoing shall not restrict the Owner or Casino LLC from using or disclosing Manager IP, subject to the confidentiality requirements included herein, for a period of one (1) year after the Term of this Agreement.

          6.5.3 Permitted Disclosures. Notwithstanding anything in this Section 6.5 to the contrary, and subject to all terms and provisions of this Section 6.5.3, a Recipient may disclose Confidential Information if necessary to comply with any applicable law, order, regulation, ruling, subpoena or order of a governmental authority or tribunal with competent jurisdiction; including, without limitation, as required under the provisions of applicable securities laws, rules and regulations and the regulations of any stock exchange on which the securities of the or direct or indirect beneficial owner of 100% of the equity securities of the Owner are listed or traded (“Securities Disclosure”). In the event that Recipient is so requested or required to disclose any Confidential Information, the Recipient shall to the extent permitted under applicable Legal Requirements and to the extent reasonably practicable promptly notify the Discloser of such request or requirement prior to disclosure so that Discloser may, if it so elects, seek an appropriate protective order or otherwise seek to contest, limit or protect the confidentiality of any such requested or required disclosure.

6.5.3 No License. No disclosure of Confidential Information to the Recipient will in any way be deemed a license or other grant of proprietary interest in Confidential Information.

Article 7

Grounds for Termination

          7.1 Termination. This Agreement may be terminated pursuant to the provisions of Article 4, Section 7.2, Section 7.3, Section 7.4 or Section 14.6.

          7.2 Mutual Termination. This Agreement may be terminated upon the mutual written consent and approval of the Parties.

          7.3 Owner’s Right to Terminate Agreement. The Owner may terminate this Agreement by written notice to the Manager:

          7.3.1 if Manager is in breach of a material obligation hereunder, and fails to cure such breach within 60 days after written notice of such breach from the Owner; provided, however, that if such breach is not reasonably susceptible to cure within such 60-day period, then such cure period will be extended for so long as Manager diligently and continuously pursues cure of such breach (but in no event will such cure period be extended for an additional 30 days without the Owner’s written consent);

          7.3.2 if the Manager, any executive officer of the Manager, Warner, or any entity in which Warner owns or controls more than twenty-five percent (25%) of the issued and outstanding voting equity or of which Warner is an executive officer or a manager is convicted of, or pleads nolo contendere (or a similar plea), to any felony; provided, however, that with respect to any such conviction of an executive officer of Manager (other than Warner) or any entity in which Warner owns or controls more than 25% of voting equity or of which Warner is an executive officer or a manager, Owner may not terminate this Agreement unless Manager or Warner fails to cure such breach within thirty (30) days after written notice from the Owner, which cure must (a) be made by disassociation or severance (e.g., termination of employment of the relevant executive officer, sale or transfer of the relevant equity interest, resignation as officer or manager from the relevant entity, etc.), and (b) allow for the Manager’s continued ability to perform its obligations hereunder in accordance with applicable Legal Requirements.

          7.3.3 if the Manager applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its assets, makes a general assignment for the benefit of its creditors, is dissolved or liquidated in full or in substantial part or becomes the subject of a case under the United States Bankruptcy Code or Warner becomes the subject of a case under the United States Bankruptcy Code;

7.3.4 if the Manager or Warner is no longer permitted to provide the services hereunder pursuant to any Legal Requirement;

          7.3.5 if, with respect to any period of twelve (12) consecutive calendar months during the Term commencing after the third (3rd) complete calendar month during the Term, EBITDA of the Facility for such period is less than (i) eight-tenths (0.8) multiplied by (ii) Base EBITDA;

7.3.6 at any time after the fifteenth (15th) complete calendar month during the Term, upon payment to Manager of the Elective Termination Fee;

7.3.7 if the Term Commencement Date does not occur on or before August 31, 2010; or

7.3.8 upon the occurrence of any of the following:

          7.3.8.1 Warner ceases to directly or indirectly own a majority of the outstanding equity of Manager entitled to vote for the board of managers (or any other body with the power to direct the management and policies of Manager) or, if no board of managers or other such body exists, entitled to vote to direct the management and policies of Manager; or

          7.3.8.2 Manager directly or indirectly (A) consolidates or merges with or into any other entity or (B) sells, assigns, leases, transfers, conveys or otherwise disposes, in one or a series of transactions, of all or substantially all of the assets of Manager to any person or entity, unless (1) with respect to any such consolidation or merger, the Manager is the surviving entity or (2) the entity surviving such consolidation or merger (if Manager is not the surviving entity) or the entity to which such sale, assignment, lease, transfer, conveyance or disposition is made (x) is an entity with respect to which Warner directly or indirectly owns a majority of the outstanding equity entitled to vote for its board of directors (or any other body with the power to direct its management and policies) or, if no board of directors or other such body exists, entitled to vote to direct its management and policies and (y) assumes all of Manager’s obligations under this Agreement pursuant to documentation reasonably satisfactory to the Owner.

In the event of the termination of this Agreement by the Owner under this Section 7.3, (i) Manager shall not, prospectively from the date of termination, have the right to accrual of its Management Fee, but such termination shall not affect Manager’s rights relating to receipt and reimbursement of amounts under this Agreement that are owing to Manager and unpaid as of such termination, and (ii) Manager shall not be required to perform any further services under this Agreement, except as provided pursuant to Article 8; and further, for so long as Manager is performing its obligations under Article 8, the Transition Per Diem will accrue to the Manager and may be invoiced by Manager to Owner on a monthly basis, with such invoice being payable within ten (10) calendar days of receipt. An election to pursue damages or to pursue specific performance of this Agreement (to the extent expressly provided for in Section 13.2) or other equitable remedies while this Agreement remains in effect pursuant to the provisions shall not preclude the Owner from providing notice of termination pursuant to this Section 7.3. Neither shall termination of this Agreement preclude initiation of an action for damages under the provisions of Article 13.

          7.4 Manager’s Right to Terminate Agreement. Manager may terminate this Agreement by written notice to the Owner if:

          7.4.1 The Owner fails to pay any amount due to Manager hereunder when due (or causes a disbursement owing to Manager hereunder to not be made), and fails to cure the foregoing within thirty (30) days after written notice thereof;

          7.4.2 The Owner is in breach of a material obligation hereunder (other than as set forth in Section 7.4.1), and fails to cure such breach within sixty (60) days after written notice of such breach from Manager; provided, however, that if such breach is not reasonably susceptible to cure within such 60-day period, then such cure period will be extended for so long as Owner diligently and continuously pursues cure of such breach (but in no event will such cure period be extended for an additional 30 days without the Manager’s written consent); or

          7.4.3 Manager has been notified by any regulatory agency that the performance by it of any obligation imposed by this Agreement will jeopardize the obtaining of or retention of any license, permit or approvals pursued or held by the Manager or any of its Affiliates in any jurisdiction.

In the event of termination of this Agreement by Manager under this Section 7.4, Manager shall not be required to perform any further services under this Agreement, except as provided pursuant to Article 8. Manager shall have the right to its Management Fee accruing until the date of termination as provided in Article 5, and, for so long as Manager is performing its obligations under Article 8, the Transition Per Diem will accrue to the Manager and may be invoiced by Manager to Owner on a monthly basis, with such invoice being payable within ten (10) calendar days of receipt. An election to pursue damages or to pursue specific performance of this Agreement (to the extent expressly provided for in Section 13.2) or other equitable remedies while this Agreement remains in effect pursuant to the provisions shall not preclude the Manager from providing notice of termination pursuant to this Section 7.4. Neither shall termination of this Agreement preclude initiation of an action for damages under the provisions of Article 13.

Article 8

Termination and Transition

          The following terms and provisions will apply to any termination of this Agreement (whether through expiration of the Term or otherwise):

          8.1 Transition. Manager will take reasonable steps for the orderly transition of management of the Facility to the Owner or its designee(s) pursuant to a transition plan. If, at least 180 days prior to the expiration of the Term, the Parties have not agreed upon terms of a renewal of the Term or upon a new management agreement, then the Owner and Manager shall agree upon a transition plan within 60 days. The transition plan shall be implemented for a reasonable period, but in any event not more than 120 days. With respect to any termination of this Agreement prior to expiration of the Term, the Owner and the Manager will negotiate towards a transition plan in good faith and in a manner that is reasonable in light of the circumstances of such termination. Manager, will, on expiration or termination of this Agreement, provide the Owner with the data relating to the Facility’s customers, as such data appears in Manager’s database, and such data shall be provided in machine readable form or written form, at the election of the Owner. Manager will be prohibited from using such information for any purpose after termination or expiration of this Agreement.

          8.2 Payments; Property Interest. All amounts due to the Manager through the date of termination shall be paid; and the Owner (or Casino LLC, as applicable) shall retain title to Facility (including, without limitation, all Improvements, supplies, Furnishings and Equipment, Marks, funds and accounts comprising the Facility).

          8.3 Manager’s Obligations. In connection with the expiration and/or termination of this Agreement, Manager shall:

8.3.1 deliver possession of the Facility to the Owner subject to rights of all parties in possession, in “as is” condition, without recourse or any warranty whatsoever; and

8.3.2 deliver to the Owner all books and records of the Facility.

          8.4 Owner’s Obligations. In connection with the expiration and/or termination of this Agreement, the Owner will be solely responsible for and paying the costs of:

8.4.1 assuming and continuing performance under, or terminating, any agreements entered into in connection with the Facility;

          8.4.2 all Facility Employees (except for any Facility Employees who are employees of the Manager or any Affiliate of the Manager) and Exempt Personnel, including the payment of any severance or other termination benefits in connection with the termination of any such employees; and

          8.4.3 cooperating with Manager (and any of Manager’s suppliers or vendors, as applicable) to permit the removal of any proprietary system owned or licensed to Manager or Manager’s Affiliates at the Facility, provided, however, that such equipment shall be removed from the Facility by Manager within ten (10) Business Days after termination or expiration or this Agreement and provided further that the Owner will not be responsible for any damage to such equipment caused by such removal (except to the extent of the negligence or intentional misconduct of the Owner or Casino LLC).

          8.5 Survival of Provisions. Any covenant, term or provision of this Agreement which, in order to be effective, must survive the termination of this Agreement (including, without limitation, the last sentence of Section 5.3, the provisions of this Article 8 and the provisions of Article 12 and Article 13), shall survive any such termination.

Article 9

Consents and Approvals

          9.1 Owner. Where approval or consent or other action of the Owner is required, such approval shall mean the written approval of the Owner’s Representative, who, as between Owner and Manager, shall be provided with all requisite corporate authority to act on behalf of Owner for purposes of this Agreement.

          9.2 Manager. Where approval or consent or other action of Manager is required, such approval shall mean the written approval of the Manager’s Representative, who, as between Manager and Owner, shall be provided with all requisite corporate authority to act on behalf of Manager for purposes of this Agreement.

Article 10

Manager Background Investigations

          10.1 Parties in Interest. Manager represents and warrants that as of the Execution Date, all of the members and managers of Manager have been disclosed to the Owner. Manager represents and warrants that no owner of equity interests in Manager, nor any manager of Manager, has been arrested, indicted for, convicted of, or pleaded nolo contendere (or any similar plea) to any felony or any gaming offense.

          10.2 Covenants. Manager agrees that all of its managers and members shall:

10.2.1 consent to background investigations to be conducted by the MGCB or any law enforcement authority to the extent required by Gaming Act;

10.2.2 be subject to licensing requirements in accordance with the Gaming Act and this Agreement;

10.2.3 cooperate fully with such investigations; and

10.2.4 disclose any information requested by the MGCB which would facilitate the background and financial investigation.

          10.3 Costs of Background Investigation and Licensing. All fees, charges, or other expenses incurred in connection with the Manager’s obtaining any governmental or regulatory permit or license in connection with the Manager’s fulfillment of its duties hereunder, including all costs of background investigations of the Manager, will be borne by the Owner, and to the extent the Manager incurs any out-of-pocket expenses in connection with the foregoing, the Owner will reimburse the Manager within twenty (20) calendar days after receipt of invoice from Manager.

Article 11

No Present Lien, Lease or Joint Venture

          The Parties agree and expressly warrant that this Agreement is not a mortgage or lease and, consequently, does not convey any present interest whatsoever in the Improvements or the Facility. The Parties further agree and acknowledge that it is not their intent, and that this Agreement shall not be construed, to create a joint venture between the Owner and Manager; rather, Manager shall be deemed to be an independent contractor for all purposes hereunder.

Article 12

Indemnification; Limitation of Liability

          12.1 Indemnification by Owner. The Owner hereby agrees to indemnify and hold Manager, its members, principals, managers, officers and employees, and the Affiliates of all of them (the “Manager Indemnitee Parties”), harmless from and against any and all claims, liabilities, damages, losses, costs or expenses (including costs and expenses incurred in defending against the foregoing, “Losses”) incurred by or sustained by any such Manager Indemnitee Party arising out of or as a result of the Manager’s entering into this Agreement and performing its obligations hereunder, except to the extent of Losses caused by the negligence or intentional misconduct of the Manager.

          12.2 Indemnification by Manager. The Manager shall indemnify and hold the Owner and its members, principals, managers, officers and employees, and the Affiliates of all of them (the “Owner Indemnitee Parties”), harmless from and against any and all Losses incurred by or sustained by any such Owner Indemnitee Party arising out of or as a result of the gross negligence or intentional misconduct of the Manager, including, with respect to actions, inactions or decisions made by the Manager in connection with any personnel matters.

          12.3 Limitation of Liability. NO PARTY HERETO SHALL BE LIABLE TO ANY OTHER PARTY HERETO FOR ANY PUNITIVE, CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES.

Article 13

Governing Law; Dispute Resolution

          13.1 Governing Law. This Agreement and the rights and obligations of the Parties shall be construed and governed by the laws of the State of Michigan.

          13.2 Binding Arbitration. Each Party shall have the right to apply to a court of law to enjoin any breach of the last sentence of Section 2.2, Section 2.5, Section 2.6, Section 6.2, Section 6.4, or any other provision of this Agreement to the extent that monetary damages or other remedies at law would not be an adequate remedy and injunctive or similar relief is necessary to prevent irreparable damage or injury to the Party seeking such injunctive or similar relief. Excepting the right of a party to seek such relief, all claims and matters in question arising out of this Agreement or the relationship between the Parties created by this Agreement, whether sounding in contract, tort or otherwise, shall be resolved by binding, self administered arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), and all such proceedings shall be subject to the Federal Arbitration Act. There shall be three arbitrators. Each party shall designate an arbitrator within 30 days of the notification of a party’s intent to proceed with arbitration. The two arbitrators so designated shall elect a third arbitrator, who shall be neutral, and shall be a person who has at least eight years professional experience in the casino gaming industry and who has not previously been employed by either Party and does not have a direct or indirect interest in either Party or the subject matter of the arbitration. If either Party fails to designate an arbitrator within the time specified or the two Parties’ arbitrators fail to designate a third arbitrator within 30 days of their appointment, the remaining arbitrator(s) shall be appointed by the AAA. Each Party shall pay for the expenses incurred by its designated arbitrator and the costs of the third, neutral arbitrator shall be divided between the Parties. Only damages allowed pursuant to this agreement may be awarded and, without limitation of the foregoing, the arbitrators shall have no authority to award damages contravening in any way the limitation of liability agreed to by the Parties in Section 12.3. The arbitration panel shall apply the laws of the state of Michigan. The arbitration shall take place in Detroit, Michigan.

          13.3 Waiver of Jury Trial. EACH PARTY HERETO EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY JUDICIAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION (AS DEFINED IN THIS AGREEMENT) AND ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO THE OTHER PARTY’S ENTERING INTO THIS AGREEMENT.

          13.4 Remedies Not Exclusive. Subject in all respects to the limitation of liability agreed to by the Parties in Section 12.3, the remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

Article 14

Miscellaneous

          14.1 Notice. Notices permitted or required to be given hereunder shall be deemed sufficient if given by registered or certified mail, postage prepaid, return receipt requested, addressed to the respective addresses of the applicable parties or at such other addresses as the respective parties may designate by like notice from time to time. Notices so given shall be effective upon receipt by the party to which notice is given.

If to the Owner:	If to Manager:

Greektown Casino, L.L.C.	WG-Michigan, LLC
555 East Lafayette	8912 Spanish Ridge Avenue
Detroit, Michigan 48226	Suite 120
Attention: Cliff Vallier	Las Vegas, NV 89148
Attention: William W. Warner

-with a copy to-		-with a copy to-

Dechert LLP		Warner Gaming, LLC
1095 Avenue of the Americas		8912 Spanish Ridge Avenue
New York, New York 10036		Suite 120
Attn:	Allan S. Brilliant, Esq.	Las Vegas, NV 89148
	Richard A. Goldberg, Esq.	Attn: General Counsel

          14.2 Representations and Warranties as to Authority and Other Matters. Each Party represents and warrants to the other Party as follows:

          14.2.1 such representing Party is (a) duly organized (if a limited-liability company) or incorporated (if a corporation) and is in good standing in the state of its organization or formation, as applicable, and (b) duly registered and in good standing as a foreign limited-liability company or a foreign corporation, as applicable, in the state of Michigan;

          14.2.2 such representing Party has the full legal right, power and authority and has taken all action necessary to enter into this Agreement, to perform its obligations hereunder, and to consummate all other transactions contemplated hereby;

14.2.3 the person executing and delivering this Agreement is duly authorized to execute and deliver this Agreement on behalf of such representing Party;

          14.2.4 this Agreement has been duly executed and delivered by such representing Party and constitutes a valid and binding obligation of such representing Party, enforceable against it in accordance with its terms; and

          14.2.5 the execution and delivery of this Agreement, the performance by such representing Party of its obligations hereunder, and the consummation by such representing Party of the transactions contemplated hereby will not violate any contract or agreement to which such representing Party or any of its Affiliates is a party or any law, regulation, rule or ordinance or any order, judgment or decree of any federal, state, or local court or require any regulatory approval beyond those contemplated herein.

          14.3 Defense.

          14.3.1 Each Party shall notify the other Party hereto within five (5) Business Days of becoming aware of any legal claim which may be brought by a third party arising out of the operation of the Facility or the subject matter of this Agreement. The Parties agree that the Owner shall defend any litigation or action brought by any Party for a claim in connection with the Facility or the subject matter of this Agreement (except for any disputes by and among the Parties, which will be subject to the dispute resolution procedures of Article 13 of this Agreement) notwithstanding that the Owner may not be named as a party thereto; provided, however, that the Manager, at the Manager’s expense may engage separate legal counsel to represent its interest with respect to any such litigation or claim.

          14.3.2 All liabilities, costs and expenses, including reasonable attorneys’ fees and disbursements incurred in defending and/or settling any such claim or legal action which are not covered by insurance (regardless of whether payment has been made under such insurance) shall be an Operating Expense. Any settlement of a third party claim or cause of action shall require the approval of the Owner.

          14.4 Force Majeure. Neither Party shall be in default in the performance of its obligations under this Agreement if such failure of performance is due to causes beyond its reasonable control, including acts of God, war, fires, floods, or accidents causing damage to or destruction of the Facility, or any other causes, contingencies, or circumstances not subject to such Party’s reasonable control which prevent or hinder performance of this Agreement; provided, however, in no event will the provisions of this Section 14.4 excuse an obligation of a Party to make a payment as required in accordance with the terms and provisions of this Agreement.

          14.5 Waivers. No failure or delay by Manager or the Owner to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term, or condition of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then-existing or subsequent breach thereof.

          14.6 Severability. If any of the terms or provisions hereof shall be held invalid or unenforceable, such terms or provisions will be deemed reformed (without requirement of the execution of an amendment by the Parties hereto) to the extent required for such term or provision to be held valid or enforceable, as applicable; and further, no such invalidity or unenforceability shall affect any of the other terms or provisions hereof. Notwithstanding the foregoing, however, if any material part of a Party’s rights under this Agreement shall be declared invalid or unenforceable (including without limitation Manager’s right to receive its Management Fee) the party whose rights have been declared invalid or unenforceable shall have the option to terminate this Agreement upon thirty (30) days written notice to the other party, without liability on the part of the terminating party.

          14.7 Third Party Beneficiaries. This Agreement is exclusively for the benefit of the Parties hereto and it may not be enforced by any party other than the Parties to this Agreement, the Manager Indemnitee Parties under Section 12.1 and the Owner Indemnitee Parties under Section 12.2 and shall not give rise to liability to any third party other than the authorized successors and assigns of the parties hereto as such are authorized by this Agreement.

          14.8 Brokerage. Each Party hereby agrees to indemnify and hold the other Party hereto harmless from and against any and all claims, loss, liability, damage or expenses (including reasonable attorneys’ fees) suffered or incurred by the other Party as a result of a claim brought by a person or entity engaged or claiming to be engaged as a finder, broker or agent by the indemnifying Party.

          14.9 Time is of the Essence. Time is of the essence in the performance of this Agreement; provided, however, that whenever any determination is to be made or action is to be taken on a date specified in this Agreement, if such date shall fall on a Saturday, Sunday or legal holiday under the laws of the State, or the United States, then in such event said date shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

          14.10 Successors, Assigns, and Subcontracting. Except as expressly provided otherwise herein, none of the Parties hereto may assign or subcontract its rights, responsibilities or duties under this Agreement. Any assignment or purported assignment made in violation of the foregoing will be void. Contracts entered into by the Manager on behalf of the Owner or Casino LLC (as expressly provided for in this Agreement) will not be deemed to be “subcontracting” for purposes of this Section 14.10. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

          14.11 Amendments. No amendment or modification of any provision of this Agreement shall be effective unless the same shall be in writing signed by the Manager and the Owner, and, to the extent required by applicable law, approved by the MGCB.

          14.12 Entire Agreement. This Agreement (including all exhibits hereto) constitute the entire understanding and agreement of the Parties with respect to the Facility and supersede all other prior agreements and understandings, written or oral, between the parties with respect thereto, including, without limitation, the Consulting Agreement, dated February 8, 2010, between the Manager and Casino LLC.

          14.13 Government Savings Clause. Each of the Parties agrees to execute, deliver and, if necessary, record any and all additional instruments, certifications, amendments, modifications and other documents as may be required by the State, the MGCB, or any applicable statute, rule or regulation in order to effectuate, complete, perfect, continue or preserve the respective rights, obligations, liens and interests of the parties hereto to the fullest extent permitted by law; provided, that any such additional instrument, certification, amendment, modification or other document shall not materially change the respective rights, remedies or obligations of the Owner or Manager under this Agreement or any other agreement or document related hereto.

          14.14 Preparation of Agreement. This Agreement was drafted and entered into after careful review and upon the advice of competent counsel for the Parties; it shall not be construed more strongly for or against any Party.

          14.15 Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile or other electronic transmission, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

          14.16 Interest. Any amounts payable hereunder that are not paid when due (other than amounts payable which are being disputed by Owner in good faith) shall accrue interest at the rate of interest payable by the Owner on its revolving loan from the date such payment was due until the date paid in full.

          14.17 Joinder by Casino LLC. By joining in the execution of this Agreement below Casino LLC (a) undertakes joint and several liability with Owner (and Owner agrees to such joint and several liability) with respect to all payment, reimbursement and indemnification obligations of the Owner to the Manager provided for in this Agreement, including, without limitation, any obligations of the Owner to pay damages in connection with a default by Owner under this Agreement; (b) agrees to be bound by and perform all agreements and covenants of the Owner set forth in Section 2.3, Section 2.4, Section 2.5, Section 2.6, Section 2.10, Section 3.2.2, Section 3.4.1, Section 3.4.3, Section 5.1.2, and Section 6.5; and (c) agrees to the application of the provisions of Section 2.8, Section 12.3 and Article 13 in connection with the obligations and agreements undertaken by Casino LLC pursuant to the joinder in this Section 14.17.

[signature page follows]

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Execution Date.

Owner	Manager

Greektown Superholdings, Inc.	WG-Michigan, LLC

By:	By:

Name:	WILLIAM W. WARNER, Manager

Title:

Casino LLC for the limited purposes described in Section 14.17

Greektown Casino, L.L.C.

By:

Name:

Title:

Schedules

Schedule A	Facility Management Structure

Schedule B	Exempt Personnel

JOINDER BY WILLIAM W. WARNER

          The undersigned WILLIAM W. WARNER hereby joins in the execution of the foregoing Agreement for the sole purposes of:

          (1) agreeing to personally perform and be bound by the obligations expressly undertaken by Warner pursuant to Section 2.9 (which incorporates covenants under Section 2.7 and Section 2.8 by reference);

          and

          (2) agreeing to the application of the provisions of Section 2.6, Section 2.7 and Article 13 in connection with the obligations undertaken by the undersigned pursuant to this Joinder.

          THE UNDERSIGNED JOINS IN THE EXECUTION OF THIS AGREEMENT SOLELY FOR THE PURPOSES EXPRESSLY STATED UNDER THE HEADING “JOINDER BY WILLIAM W. WARNER” AND FOR NO OTHER PURPOSES, AND UNDERTAKES NO LIABILITY OR OBLIGATIONS IN CONNECTION WITH THIS AGREEMENT OTHER THAN AS EXPRESSLY PROVIDED UNDER THE HEADING “JOINDER BY WILLIAM W. WARNER.”

WILLIAM W. WARNER

Schedule A

Facility Management Structure

See attached.

A-1